RUBIO’S RESTAURANTS, INC.

ADDENDUM
TO
STOCK OPTION AGREEMENT

The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement (the “Option Agreement”) by and between Rubio’s Restaurants, Inc. (the “Company”) and ______________________________________ (“Optionee”) evidencing the stock option granted on _____________ to Optionee (the “Option”) under the terms of the Company’s 1999 Stock Incentive Plan (the “Plan”), and such provisions shall be effective immediately.  All capitalized terms in this Addendum, to the extent not expressly defined herein, shall have the meanings assigned to them in the Plan.  Any capitalized terms defined herein and in the Plan or the Option Agreement, shall have the meanings assigned to them herein.

INVOLUNTARY TERMINATION FOLLOWING
CHANGE OF CONTROL

1.      To the extent the Option is, in connection with a Corporate Transaction (including a Change of Control as defined herein), assumed or replaced in accordance with Section III.A of Article Two of the Plan, none of the Option Shares shall vest on an accelerated basis upon the occurrence of the Corporate Transaction (including a Change of Control as defined herein), and Optionee shall accordingly continue, over his or her period of employment following the Corporate Transaction (including a Change of Control as defined herein), to vest in the Option Shares in one or more installments in accordance with the provisions of the Option Agreement.  However, upon an Involuntary Termination of Optionee’s employment within twelve (12) months following a Change of Control, all of the Option Shares at the time subject to the Option shall automatically vest in full on an accelerated basis so that the Option shall immediately become exercisable for all the Option Shares as fully-vested shares and may be exercised for any or all of those Option Shares as vested shares.  The Option shall remain so exercisable until the earlier of (i) the expiration of the Option pursuant to the terms of the Option Agreement or (ii) the expiration of a one year period measured from the date of the Involuntary Termination.

2.      For purposes of this Addendum, “Cause” shall mean Optionee’s: (i) acts of theft, embezzlement, fraud, material dishonesty or misappropriation of any of the Company’s (or a surviving entity’s following a Change of Control) property, or conviction for, or the entry of a plea of guilty or nolo contendere to, any felony, or to any other crime involving dishonesty, moral turpitude, fraud or embezzlement; (ii) breach of Company’s [insert title of Nondisclosure or Confidentiality Agreement], which shall not be subject to any cure; (iii) breach of any material provision of any written agreement between Optionee and the Company (or the surviving entity following a Change of Control), other than a breach as described in subsection (ii) above, and failure of Optionee to cure such beach, if susceptible to cure, within ten (10) days following Optionee’s receipt of written notice of such breach; (iv) failure or refusal to perform, or material negligence in the performance of, duties to the Company (or the surviving entity following a Change of Control), or refusal or failure to follow or carry out any reasonable direction of the board of directors of the Company (or of the applicable supervisory personnel of the surviving entity following a Change of Control), which failure or refusal, if susceptible to cure, remains uncured or continues or recurs after ten (10) days following Optionee’s receipt of written notice specifying the nature of such failure or refusal; (v) inability to perform the essential functions of Optionee’s position, with or without reasonable accommodation, due to a mental or physical disability; or (vi)  death.

3.      For purposes of this Addendum, a “Change of Control” shall mean the occurrence of any of the following: (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets to any “person” (as such term is used in Section 13(d) of the Exchange Act of 1934, as amended), entity or group of persons acting in concert; (ii) any person or group of persons becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; (iii) a merger, consolidation or other transaction of the Company with or into any other corporation, entity or person, other than a transaction in which the holders of at least 50% of the shares of capital stock of the Company outstanding immediately prior thereto continue to hold (either by voting securities remaining outstanding or by their being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such transaction; or (iv) a contest for the election or removal of members of the Board of Directors of the Company that results in the removal from the Board of at least 50% of the incumbent members of the Board.

4.      For purposes of this Addendum, “Good Reason” shall mean Optionee’s resignation within sixty (60) days after the occurrence of any of the following events without Optionee’s consent: (i) a material reduction in the aggregate level of Optionee’s base salary and incentive compensation opportunity (other than Company-wide reductions or reductions generally applicable to positions of comparable management authority within the surviving entity following a Change of Control); (ii) a material reduction of Optionee’s duties, responsibilities and requirements so that Optionee’s duties are no longer consistent with Optionee’s position immediately prior to a Change of Control; or (iii) relocation of Optionee’s primary place of employment by the Company (or the surviving entity following a Change of Control) to a facility or location more than fifty (50) miles from Optionee’s primary place of employment immediately prior to the Change in Control.

5.      For purposes of this Addendum, an “Involuntary Termination” shall mean (i) the termination of Optionee’s employment by the Company (or the surviving entity following a Change of Control) for reasons other than for Cause or (ii) Optionee’s resignation for Good Reason, as those terms are defined herein.

6.      Nothing in this Addendum to Stock Option Agreement confers upon Optionee any right to continue in service to the Company (or the surviving entity following a Change of Control) for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any surviving entity following a Change of Control, which rights are expressly reserved by each, to terminate Optionee’s service to the Company or any surviving entity following a Change of Control at any time for any reason, with or without cause, and with or without prior notice.

IN WITNESS WHEREOF, Rubio’s Restaurants, Inc. has caused this Addendum to be executed by its duly-authorized officer as of the Effective Date specified below.

RUBIO’S RESTAURANTS, INC.

By:

Title:

Its:

EFFECTIVE DATE:  ____________, 2008